Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118-01

January 7, 2020

EVERSOURCE ENERGY

Pricing Term Sheet

Issuer:	Eversource Energy

Security:	$350,000,000 3.45% Senior Notes, Series P, Due 2050 (the “Notes”)

Principal Amount:	$350,000,000

Maturity Date:	January 15, 2050

Coupon:	3.45%

Benchmark Treasury:	2.250% due August 15, 2049

Benchmark Treasury Price / Yield:	98-23 / 2.310%

Spread to Benchmark Treasury:	115 basis points

Yield to Maturity:	3.460%

Price to Public:	99.814% of the principal amount

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing on July 15, 2020.

Redemption Provisions:	Make-whole call at any time prior to July 15, 2049 (six months prior to the Maturity Date) at a discount rate of Treasury plus 20 basis points and on or after such date at par

Trade Date:	January 7, 2020

Settlement Date*:	January 10, 2020 (T+3)

CUSIP / ISIN:	30040W AH1 / US30040WAH16

Ratings**:	Baa1 (Moody’s); BBB+ (S&P); BBB+ (Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Manager:	Siebert Williams Shank & Co., LLC

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the notes initially will settle T+3 (on January 10, 2020) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of notes who wish to trade notes prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; J.P. Morgan Securities LLC collect at 1-212-834-4533, PNC Capital Markets LLC toll-free at (855) 881-0697, TD Securities (USA) LLC toll-free at (855) 495-9846 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.